EXHIBIT 99.1

Contact:   Drew Kronick, Vice President                Joel Pomerantz
           Consolidated Delivery & Logistics, Inc.     The Dilenschneider Group
           (973) 471-1005                              (212) 922-0900


                   CONSOLIDATED DELIVERY & LOGISTICS ACQUIRES
              LEADING JACKSONVILLE AIR AND GROUND DELIVERY SERVICE



          CLIFTON, N.J., May 11, 1999 -- Continuing its 1999 acquisition activity, Consolidated Delivery & Logistics, Inc.(AMEX:CDV), a national provider of customized, time-critical ground and air delivery services, today announced it has acquired Metro Parcel Service, a leading delivery service in the Jacksonville, Florida, metropolitan area. Privately-held Metro posted revenues of approximately $2.2 million in 1998.

          This acquisition, along with the two previously announced acquisitions in the last 90 days, contribute to CD&L a combined $25 million in annualized revenue in 1999. Over the last ten months CD&L has purchased businesses generating over $50 million in annualized revenue.

          Metro Parcel, with a reputation for superior service in the Northern Florida area, will be merged with CD&L's existing Jacksonville office and operate as part of CD&L's fast-growing Southeast Region. One of the top courier companies in the busy Jacksonville market, Metro Parcel

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provides area  businesses  with  rush-demand,  routed  courier,  and air freight pick-up and delivery services. Its customer list includes a large representation of local wholesale pharmaceutical and medical firms.

          Commenting on the acquisition, Michael Brooks, General Manager of CD&L's Southeast Region said: "With Metro Parcel, we now have the resources, coverage and critical mass to quickly become the dominant courier company in one of the Southeast's fastest-growing markets. We anticipate adding new customers in the Jacksonville area at a rapid rate and realizing immediate operational savings from the merger."

          "I'm also pleased to report that owners Nathan and Kelly Spaulding, who helped build Metro into a successful company, have agreed to stay on at CD&L, ensuring a continuity of management, operations, customers and personnel. Mr. Spaulding will serve as CD&L's Jacksonville, Florida General Manager, directing the combined operations."

          Consolidated Delivery & Logistics, Inc. headquartered in Clifton, New Jersey is a full-service, same-day ground and air delivery and logistics company with 70 offices in 24 states and the District of Columbia. The Company has nearly 3,500 employees and utilizes over 1,500 independent contractors to provide time sensitive delivery services to thousands of businesses.

          This  press  release  contains  certain   forward-looking   statements
regarding future

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of  the  Company.  These  forward-looking  statements  include  comments  on the
Company's future business development in the Jacksonville, Florida area. These forward-looking statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements. Potential risks and uncertainties include, without limitation, the risk that revenues and profits of the acquired Company will decrease or fail to improve over historical results, or that the Company's management group will be unable to effectively and profitably integrate the acquired business into CD&L's business or realize operational savings from the combination or that management of Metro Parcel will be unable to maintain its level of customer services or maintain or increase its market share or that Jacksonville will not continue to be a growing market and may decline or other risks specified in the Company's SEC filings.